Exhibit 99.7

Press Release issued by Philips

Press Information

June 29, 2017

Philips expands technology leadership in image-guided therapy with acquisition of CardioProlific Inc.

Amsterdam, the Netherlands – Royal Philips (NYSE: PHG; AEX: PHIA), a global leader in health technology, today announced the acquisition of CardioProlific Inc., a US-based, privately-held company that is developing catheter-based thrombectomy approaches to treat peripheral vascular disease. Financial details of the transaction will not be disclosed.

CardioProlific’s technologies are complementary to Philips’ portfolio of image-guided therapy devices and to the portfolio of The Spectranetrics Corporation, which Philips recently has agreed to acquire. The acquisition of CardioProlific underpins Philips’ aim to develop new solutions for clinicians to decide, guide, treat and confirm the appropriate therapy for cardiac and peripheral vascular disease.

“The acquisition of CardioProlific will further strengthen our innovation pipeline of catheter-based therapy devices,” said Bert van Meurs, Business Leader Image Guided Therapy at Philips. “We are convinced that the development of CardioProlific’s differentiated thrombectomy technologies, combined with our suite of image-guided therapy solutions, will help our customers drive the procedure innovation for the treatment of peripheral vascular disease.”

Philips’ image-guided therapy portfolio today comprises interventional imaging systems, planning and navigation software, interventional devices—including catheters for diagnosis and therapy—and a broad range of services, all aimed at helping clinicians to deliver more efficient and effective care to improve the lives of the patients they treat.

For further information, please contact:

Steve Klink

Philips Group Press Office

Tel.: +31 6 10888824

E-mail: steve.klink@philips.com

Ksenija Gonciarenko

Philips Investor Relations

Tel.: +31 20 5977055

E-mail: ksenija.gonciarenko@philips.com

                                         June, 2017

About Royal Philips

Royal Philips (NYSE: PHG, AEX: PHIA) is a leading health technology company focused on improving people’s health and enabling better outcomes across the health continuum from healthy living and prevention, to diagnosis, treatment and home care. Philips leverages advanced technology and deep clinical and consumer insights to deliver integrated solutions. Headquartered in the Netherlands, the company is a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Philips’ health technology portfolio generated 2016 sales of EUR 17.4 billion and employs approximately 70,000 employees with sales and services in more than 100 countries. News about Philips can be found at www.philips.com/newscenter.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spectranetics or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Spectranetics. The offer to purchase shares of Spectranetics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by HealthTech Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Spectranetics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.

                                         June, 2017

Forward-Looking Statements

This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Spectranetics, including without limitation with respect to its business, the Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this release (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of Spectranetics’ stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against Spectranetics and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of Spectranetics and affect its ability to maintain relationships with employees, customers, or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Spectranetics’ operations into those of Philips; (x) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) regulatory developments affecting Philips’ and or Spectranetics’ actual or proposed products or technologies; (xiii) political, economic and other developments in countries where Philips operates; (xiv) unpredictability and severity of catastrophic events; (xv) industry consolidation and competition; and (xvi) other risk factors described in Spectranetics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this release are based upon information known to Philips on the date of this announcement. Neither Philips nor Spectranetics undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.